                                             March 31, 2006

Addressees Listed on Exhibit A

Re:   Structured Asset Mortgage Investments II Inc.,
      GreenPoint Mortgage Funding Grantor Trust 2006-AR2,
      GreenPoint Mortgage Funding Trust 2006-AR2,
      Mortgage Pass-Through Certificates, Series 2006-AR2

Ladies and Gentlemen:

      I am the Vice  President of Structured  Asset  Mortgage  Investments  II
Inc., a Delaware  corporation  (the  "Company"),  and, in such capacity,  I am familiar with the affairs of the Company.

      I am providing this opinion in connection  with the issuance and sale by the Company of (i) the GreenPoint  Mortgage  Funding Trust 2006-AR2,  Mortgage
Pass-Through Certificates, Series 2006-AR2 (the "PSA Certificates"),  pursuant to the  Pooling  and  Servicing  Agreement,  dated as of March  1,  2006  (the
"Pooling  and  Servicing  Agreement"),  among the  Company,  Wells Fargo Bank,
National  Association  ("Wells  Fargo"),  as trustee  (in such  capacity,  the
"Trustee")  and EMC  Mortgage  Corporation  ("EMC")  and (ii)  the  GreenPoint
Mortgage  Funding  Grantor  Trust  2006-AR2  Certificates,   Series  2006-AR2,
pursuant to the Grantor  Trust  Agreement  (the  "Grantor  Trust  Agreement"),
dated as of March 1, 2006 (the  "Grantor  Trust  Certificates"  and,  together with the PSA Certificates,  the "Certificates")  between the Company and Wells
Fargo, as grantor  trustee.  The Certificates  consist of senior  certificates designated Class I-A-1,  Class I-A-2, Class II-A-1,  Class II-A-2,  Underlying
Class  III-A-1,  Grantor Trust Class III-A-1,  Class  III-A-2,  Class III-A-3,
Class  IV-A-1,  Class  IV-A-2  and  Class  IV-A-3  Certificates  (the  "Senior
Certificates"),  and subordinated  certificates designated as Class M-1, Class
M-2,  Class M-3,  Class B-1,  Class B-2,  Class B-3, Class R, Class R-X, Class
B-IO and Class XP Certificates.  Only the Senior  Certificates (other than the
Underlying  Class  III-A-1  Certificates),  Class M-1,  Class M-2,  Class M-3,
Class B-1, Class B-2 and Class B-3  Certificates  (collectively,  the "Offered
Certificates")  are offered pursuant to the prospectus  supplement dated March
29,  2006,  to  the  prospectus  dated  March  10,  2006  (collectively,   the
"Prospectus").

      The  Certificates  will  evidence  in the  aggregate  initial  undivided ownership  interests  of 100% in a trust fund (the  "Trust  Fund")  consisting primarily of a pool of adjustable  rate mortgage  loans secured by first liens on one- to four-family  residential  properties (the "Mortgage Loans") held by
Wells Fargo,  as custodian (in such capacity,  the  "Custodian"),  pursuant to the Custodial Agreement,  dated as of March 31, 2006, among the Company,  EMC, the Custodian and the Trustee (the "Custodial Agreement").

      The Company  will sell the Offered  Certificates  to Bear  Stearns & Co.
Inc.  ("Bear")  pursuant to an  Underwriting  Agreement  dated as of March 10,
2006 and the related Terms Agreement,  dated as of March 29, 2006, between the
Company and Bear (the "Underwriting Agreement").

      EMC acquired the Mortgage Loans from GreenPoint  Mortgage Funding,  Inc.
pursuant  to  various  purchase  agreements  or  similar  agreements.  Primary servicing of the Mortgage  Loans will be provided for in  accordance  with the
Pooling and Servicing  Agreement.  EMC  transferred  the Mortgage Loans to the
Company  pursuant to the Mortgage Loan Purchase  Agreement,  dated as of March
31, 2006 (the  "Mortgage Loan Purchase  Agreement"),  in exchange for the cash proceeds  of the  Offered  Certificates.  The  Company,  the  Seller and Ambac
Assurance  Corporation  have entered into an  indemnification  agreement  (the
"Indemnification  Agreement") in connection with the information  contained in the Prospectus Supplement.  The Mortgage Loan Purchase Agreement,  the Pooling
and  Servicing  Agreement,   the  Custodial   Agreement,   the  Grantor  Trust
Agreement,  the Indemnification  Agreement and the Underwriting  Agreement are
collectively  referred to herein as the  "Agreements."  Capitalized  terms not defined  herein  have  the  meanings  assigned  to  them  in the  Pooling  and
Servicing Agreement.  This opinion letter is rendered pursuant to Section 6 of the Underwriting Agreement.

      I  have  examined   copies  of  the   Agreements,   the  Certificate  of
Incorporation  of the  Company  and the  By-Laws of the  Company.  I also have examined such agreements,  certificates of officers and representatives of the
Company and others, and other documents,  papers,  statutes and authorities as
I have  deemed  necessary  to  form  the  basis  of the  opinions  hereinafter expressed.  In  such  examinations,  I have  assumed  the  genuineness  of all signatures,  the  authenticity  of all documents  submitted to me as originals and the  conformity to original  documents of copies of documents  supplied to
me.  As to  certain  matters  of fact  relevant  to the  opinions  hereinafter expressed,  I have  relied  solely upon  statements  and  certificates  of the officers  of the  Company and  others.  I have also  assumed  (other than with respect to the Company) that the Agreements and all documents and  instruments have been duly  authorized,  executed and  delivered  by all parties  thereto, that all such  parties  had the power and legal  right to execute  and deliver the  Agreements  and  all  such  documents  and  instruments,  and  that  such
Agreements,  documents  and  instruments  are valid,  binding and  enforceable obligations of such parties.

      I am  admitted  to the Bar of the  State of New York,  and I express  no opinion  as to any  laws  other  than the  State  of New York and the  General
Corporation  Law of the State of Delaware  and, to the extent set forth below, the laws of the United  States.  This  opinion is being  given as of March 31,
2006 and I express no opinion as to events or  conditions  subsequent  to such date.

      Based on the foregoing, I am of the opinion that:

      1.    The Company is a corporation duly organized,  validly existing and in good  standing  under  the laws of the State of  Delaware,  with full corporate  power  and  authority  to own  its  assets  and  conduct  its business,  to execute,  deliver and perform the  Agreements  and all the transactions  contemplated  thereby,  and  the  Company  has  taken  all necessary  action to authorize the execution,  delivery and  performance of the Agreements by it, and the Agreements  have been duly  authorized, executed and delivered by it.

2.    The  execution  and  delivery of the  Agreements  by the Company and the performance of its  obligations  under the Agreements  will not conflict with any  provision  of any law or  regulation  to which the  Company is subject or, or to my  knowledge,  any  agreement or  instrument to which the  Company is a party or by which it is bound,  or any order or decree applicable  to the Company or,  result in the creation or  imposition of any lien on any of the  Company's  assets  or  properties,  in each case which would  materially and adversely  affect the ability of the Company to  carry  out  the  transactions  contemplated  by the  Agreements  or, conflict  with,  result in a breach of or constitute a default under any of  the  terms,  conditions  or  provisions  of  any  of  the  Company's organizational documents.

      3.    To  my  knowledge,   there  is  no  action,  suit,  proceeding  or
      investigation  pending  to which the  Company is a party in any court or by  or  before  any  other  government  agency  or  instrumentality  (a)
      asserting  the   invalidity  of  the   Agreements  or  (b)  which  would
      materially  and adversely  affect the  performance by the Company of its obligations under, or the validity or enforceability of, the Agreements.

      4.    To my  knowledge,  the Company is not in default  with  respect to any order or decree of any court or any order,  regulation  or demand of any federal,  state,  municipal or  governmental  agency,  which default might have  consequences  that would materially and adversely affect the condition  (financial  or other) or  operations  of the  Company  or its
      properties  or  might  have   consequences  that  would  materially  and
      adversely affect its performance under the Agreements.

5.    To my knowledge,  no consent,  approval,  authorization  or order of any federal  court  or  governmental  agency  or  body is  required  for the consummation of the transactions  contemplated by the Agreements,  other than those which have been obtained by the Company.

      This  opinion  is  furnished  solely for the  benefit of the  Addressees listed on Exhibit A in  connection  with the  transaction  referred to herein.
This letter may not be relied  upon,  used,  quoted,  circulated  or otherwise referred  to by any other  person or for any other  purpose  without  my prior written approval;  provided,  however, that Orrick, Herrington & Sutcliffe LLP may rely on this opinion in connection  with the rendering of their opinion in connection with the Agreements.

      I understand  that you will file this opinion  with the  Securities  and
Exchange  Commission  as an  exhibit  to a  Current  Report  on  Form  8-K for incorporation into the Registration  Statement. I hereby consent to the filing of this opinion with the Securities and Exchange Commission.

                                                      Very truly yours,

                                                      Joseph T. Jurkowski,
                                                      Jr.   Vice President

                             EXHIBIT A

Structured Asset Mortgage Investments    Bear, Stearns & Co. Inc.
II Inc.                                  383 Madison Avenue
383 Madison Avenue                       New York, New York 10179
New York, New York 10179
Wells Fargo Bank, National Association   Ambac Assurance Corporation
9062 Old Annapolis Road                  One State Street Plaza
Columbia, Maryland 21045                 New York, NY 10004